Exhibit 10.1

UNUM GROUP
2020 EMPLOYEE STOCK PURCHASE PLAN
PURPOSE OF THE PLAN
The Unum Group 2020 Employee Stock Purchase Plan (the “Plan”) is sponsored by Unum Group (the “Company”) to provide its employees and those of its subsidiaries an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of shares of the Company’s Common Stock, $0.10 par value (the “Stock”), at favorable prices and on favorable terms, and thus to develop a stronger incentive to work for the continued success of the Company.
The Plan is intended to qualify as an “Employee Stock Purchase Plan” under Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (“Code”). The provisions of the Plan will be construed in a manner consistent with the requirements of such sections of the Code.
ADMINISTRATION; AMENDMENT; TERM OF PLAN
The Plan is administered by the Human Capital Committee of the Board of Directors (the “Committee”). Members of the Committee are non-employee directors who are elected by the stockholders. Members of the Committee serve without fixed terms and are appointed or removed by the Board. The Committee has the power to make, amend, and repeal rules and regulations for the interpretation and administration of the Plan, to construe and interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable. The Committee hereby delegates to and authorizes (i) the Chief Executive Officer of the Company and his or her agents to determine the terms of Shares offered and purchased under the Plan, subject to the terms of the Plan and (ii) the Executive Vice President, People and Communications of the Company or his or her delegate (the “Plan Administrator”) and the Plan Administrator’s agents, including, without limitation, the employees within the Company’s Executive Compensation department, to engage in the day-to-day administration of the Plan.
The Committee may amend, suspend, or discontinue the Plan at any time and for any reason in its sole discretion so long as any such amendment is consistent with the applicable requirements of Sections 421 and 423 of the Code. No amendments will be made without stockholder approval if such approval is required under any law or requirement of the stock exchange upon which the Stock is listed. Furthermore, any amendments that increase the number of shares reserved for issuance under the Plan may only be made with stockholder approval. The Plan shall be effective as of April 1, 2020, subject to the approval of the Company's stockholders within 12 months following approval of the Plan by the Committee and shall continue in effect until the time that the Plan is terminated in accordance with this section.
STOCK SUBJECT TO PLAN; PRORATION OF SHARES; ADJUSTMENTS
The Unum Group Amended and Restated Employee Stock Purchase Plan (the “Prior Plan”) shall terminate on April 1, 2020, and no options shall be granted under the Prior Plan on or following such date. The total number of shares that may be issued to all participants under the Plan may not exceed 1,500,000 shares plus any shares that were authorized for issuance under the Prior Plan that, as of April 1, 2020, remained available for issuance under the Prior Plan. Stock subject to the Plan may consist of unissued shares, reacquired shares or shares bought on the open market for purposes of the Plan. If an option granted under the Plan or Prior Plan expires or terminates for any reason without having been exercised in whole or part, the shares subject to such option that are not purchased shall not count against the foregoing limit and shall again be available for subsequent option grants under the Plan. If the total number of shares to be purchased

Exhibit 10.1

by all participants in any Purchase Period (as defined below) exceeds the number of shares remaining available for issuance under the Plan, a number of shares will be purchased by each participant in such Purchase Period equal to a pro rata portion of the remaining available number of shares in as uniform a manner as shall be practicable and as the Committee shall determine to be equitable. If this occurs, any remaining balance in a participant’s account will be returned to the participant, without interest, as soon as practicable. Whenever any change is made in the Stock subject to the Plan or subject to deductions outstanding under the Plan (whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or otherwise), action will be taken by the Committee to equitably adjust the number of shares subject to issuance under the Plan and the terms of options outstanding under the Plan.
ELIGIBILITY; SUB-PLANS
All employees of the Company and its participating subsidiaries (as defined in Code Section 424(f)) are eligible to participate in the Plan, except:

(a)
Employees who own (or would own immediately following the grant of an option under the Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. For purposes of this section, the attribution rules of Code Section 424(b) shall apply in determining stock ownership of any employee.

(b)    Employees who customarily work less than 20 hours per week.
(c)    Employees who customarily work 5 months or less per calendar year.
The Committee shall indicate from time to time which of its subsidiaries, if any, are participating in the Plan.
The Committee may adopt sub-plans applicable to particular subsidiaries or non-U.S. jurisdictions. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of the provisions pertaining to the number of shares of Stock that may be issued under the Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Committee shall not be required to obtain the approval of stockholders prior to the adoption, amendment or termination of any sub-plan unless required by applicable law, including the laws of the foreign jurisdiction in which individuals participating in the sub-plan are located.
PURCHASE PERIODS AND PURCHASE PRICE
Except to the extent provided otherwise by the Committee, there are four three-month “Purchase Periods” beginning January 1, April 1, July 1, and October 1 in each calendar year; provided, that the first Purchase Period during 2020 shall begin on April 1, 2020. Options to purchase shares under the Plan will be granted by the Company at the beginning of each period and are nontransferable by the employee. The Purchase Periods will end on March 31, June 30, September 30 and December 31, respectively (or at such other time or times as may be determined by the Committee). Options granted at the beginning of each Purchase Period will be exercised at the end of such Purchase Period. Unless the participating employee withdraws from the Plan (see “WITHDRAWAL FROM THE PLAN”), whole and fractional shares of Stock will automatically be purchased for such participating employee with the money withheld through payroll deductions during the period.

Exhibit 10.1

The purchase price per share is 90% of the fair market value of the Stock on the ending date of a Purchase Period. The fair market value of a share of Stock as of such date shall be the official closing market price of the Stock on the New York Stock Exchange (NYSE) (or such other exchange on which the Stock is traded). If such exchange is closed, or if no sale of the Stock occurred on this date, then the closing market price on the date preceding the ending of a Purchase Period on which there was a sale will apply.
The Committee may, in its sole discretion, establish a different purchase price or formula for determining the purchase price per share for any Purchasing Period that has not commenced so long as such modification does not result in a purchase price per share of less than the lesser of (i) 85% of the fair market value of the Stock on the commencement date of a Purchase Period or (ii) 85% of the fair market value of the Stock on the ending date of a Purchase Period.
Example of purchase price determination (assuming Purchase Period of January 1 - March 31):

•	If closing price on March 31 is $25.00, then 90% of $25.00 is $22.50, which would be the purchase price on March 31.
ENROLLMENT
Participation in the Plan for any eligible employee is voluntary. To participate, the employee must enroll in the Plan by submitting an enrollment election in accordance with instructions from the Plan Administrator. The enrollment election must be submitted during an announced enrollment period prior to the Purchase Period for which participation is to begin. By enrolling in the Plan, the employee authorizes the Company to make after-tax payroll deductions from Compensation (as defined in “PAYROLL DEDUCTION AMOUNTS”).
PAYROLL DEDUCTION AMOUNTS
A participating employee may elect payroll deduction of any amount in each pay period but not less than $10 per pay period (or such other minimum amount as may be determined by the Committee). The maximum amount per pay period that a participating employee may elect to contribute is $865 (or such other maximum amount as may be determined by the Committee). Compensation is defined, for purposes of the Plan, as the participant’s regular base wages, but excluding overtime, bonuses and any incentive pay.
CHANGES IN PAYROLL DEDUCTION
An employee may change payroll deduction amounts in such manner and at such times as specified by the Committee (or the Plan Administrator or other delegate) from time to time subject to the limitations discussed above in “PAYROLL DEDUCTION AMOUNTS”. However, any change in payroll deductions during a Purchase Period will not become effective until the first payroll deduction of the following Purchase Period. If any employee changes the deduction amount to $0, this is considered a withdrawal from the Plan. See “WITHDRAWAL FROM THE PLAN” for further details.
LUMP SUM PURCHASE PAYMENTS
All payments to the Plan must be made by payroll deduction. Lump sum purchase payments are not permitted.

Exhibit 10.1

MAXIMUM AMOUNT OF PURCHASE
Notwithstanding anything else contained herein, the maximum number of shares of Stock that a participating employee may purchase in any Purchase Period is 2,000 shares (or such other maximum amount as may be established by the Committee). Furthermore, no employee may be granted an option for any Purchase Period which permits such employee’s rights to purchase Stock under this Plan and any other qualified employee stock purchase plan (within the meaning of Code Section 423) of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of such Stock for each calendar year in which an option is outstanding at any time. For purposes of this Section only, fair market value shall be determined as of the beginning of the Purchase Period. If a participating employee’s purchases exceed this amount, such participating employee’s excess payroll deductions will be returned, without interest, as soon as practicable.
STOCK ACCOUNT, RIGHTS OF A STOCKHOLDER AND DELIVERY OF SHARES
Payroll deductions on behalf of each participating employee will be used to purchase Stock of the Company, with such purchased Stock credited to an account maintained by a brokerage firm selected by the Committee.
Stock Account
Whole and fractional shares are automatically credited to a participating employee’s Stock account at the brokerage firm as soon as practicable after each Purchase Period ends. No interests in, and no further rights or obligations under, the Plan are created by crediting a participating employee’s Stock account.
Rights of a Stockholder
A participating employee will have the rights and privileges of a stockholder once the shares purchased under the Plan are credited to his or her brokerage account. Whole shares, but not fractional shares, can be voted. Dividends on shares purchased and maintained in a participating employee’s Stock account will be paid, at the participating employee’s election, either (i) in cash or (ii) by automatic reinvestment in Stock under the terms and conditions for dividend reinvestment. If a participating employee has not made an election, such dividends will automatically be reinvested in cash or in Stock in accordance with the Plan Administrator’s procedures. Shares purchased through dividend reinvestment are not offered under the Plan and are not purchased pursuant to, or at a price determined under, the Plan.
Delivery of Shares
Unless and until otherwise determined by the Committee, shares of Stock purchased pursuant to the Plan may not, for a period of two years after the date of purchase, be transferred from the brokerage account originally credited with the shares to an account maintained by a different brokerage firm.
WITHDRAWAL FROM THE PLAN
Unless and until otherwise determined by the Committee, a participating employee may voluntarily withdraw from the Plan at any time, except during the period (the “Non-Withdrawal Period”) from the end of an enrollment period to the beginning of the Purchase Period to which such enrollment period relates. For example, if the enrollment period for the third quarter Purchase Period is from June 1 to June 21, then a participating employee will not be permitted to withdraw from the Plan during the period from June 22 to June 30, and amounts withheld by payroll deduction during the second quarter Purchase Period, including

Exhibit 10.1

during the Non-Withdrawal Period, will be used to purchase shares of Stock at the end of the second quarter Purchase Period.
If a withdrawal occurs for any reason, the participating employee’s interest in the Plan terminates. To voluntarily withdraw, a participating employee must notify the Plan Administrator in accordance with instructions provided by the Plan Administrator. If a participating employee becomes ineligible to participate in the Plan for any reason, the Company will automatically withdraw the employee from the Plan.
When a participating employee withdraws from the Plan, the Company will cease payroll deductions, and any payroll deductions that may have accumulated in the Purchase Period during which such withdrawal occurs will be refunded as soon as practicable, without interest. A participating employee who withdraws from the Plan must re-enroll in the Plan (in accordance with the requirements set forth in “ENROLLMENT” above) before the employee may participate again. Accordingly, a participating employee who withdraws from the Plan may participate in the Plan again, if then eligible, as early as the beginning of the Purchase Period immediately following the date of withdrawal if the employee re-enrolls in the Plan during an enrollment period ending prior to such Purchase Period.
TERMINATION OF EMPLOYMENT
Upon any termination of employment while participating in the Plan, such employee’s participation will automatically end on the date of termination of employment, and any payroll deductions that have accumulated will be refunded as soon as practicable, without interest. In the event of a participating employee’s death, funds will be refunded to the named beneficiary of the payroll deduction account, or if a beneficiary has not been named, to such deceased employee’s estate.
TRANSFERABILITY
Neither payroll deductions nor any rights to exercise an option or to receive shares of Stock under the Plan may be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a participating employee attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to withdraw from the Plan (see “WITHDRAWAL FROM THE PLAN” above).
GOVERNING LAW; COMPLIANCE WITH LAW
The Plan will be construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The Company’s obligation to sell and deliver shares of Stock hereunder will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a participant’s participation in the Plan.